STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:21 PM 04/20/2001
010193007 - 2376345

CERTIFICATE OF CORRECTION
TO
CORRECTED CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
THE SINGING MACHINE COMPANY, INC.
FILED MARCH 27, 2001

THE SINGING MACHINE COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. That a Corrected Certificate of Amendment to Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 27, 2001. Such Corrected Certificate of Amendment contained a typographical error and said Corrected Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

2. The typographical error is on page 2, the second paragraph, the third line: (9,990,000) should read (9,900,000) instead.

3. The second paragraph on page 2 of said Corrected Certificate of Amendment shall read exactly as follows:

The aggregate number of shares of all classes of capital stock that this Company shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Nine Million Nine Hundred Thousand (9,900,00) shares of Common Stock, par value $.01 per share (the "Common Stock"); and (ii) One Hundred Thousand (100,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Stock"); and One Million (1,000,000) shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

That in lieu of a meeting and vote of stockholders, the Stockholders gave unanimous written consent to said correction/amendment in accordance with the provisions of Section 228.

That the aforesaid correction/amendment was duly adopted in accordance with the applicable provisions of Section 242, 228 and 303 of the General Corporation Law of the State of Delaware.

The Singing Machine Company, Inc. has caused this Certificate of Correction to Corrected Certificate of Amendment to be signed by John Klecha, its authorized officer, this 20th day of April 2001.

By: ______________________
John Klecha, President, Chief Operating Officer, and Chief Financial Officer